Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

October 25, 2007

CONTACT: Laura Tuthill

                     (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES CHANGE IN CRUISE EXECUTIVE TEAM

NEWPORT BEACH, CA, October 25, 2007 – Ambassadors International, Inc. (NasdaqGM:AMIE) (the “Company”) announced today that the president of its cruise group, David Giersdorf has announced his resignation effective December 31, 2007 and Joe Ueberroth, Ambassadors’ Chairman and CEO will be assuming the position of Interim President, effective immediately. The responsibilities of Nico Corbijn and Diane Moore will be expanded and each has been promoted to Executive Vice President of Ambassadors Cruise Group. Nico Corbijn, in addition to Marine Operations, will assume responsibility for Hotel Operations, Human Resources and Administration. Diane Moore, in addition to Marketing & Sales, will assume responsibility for Reservations/Guest Services and Customer Relations.

Joe Ueberroth stated “David has been integral in the creation of Majestic America Line, the leading operator of American River and Coastal cruises, and our entry into the International small ship luxury market through Windstar Cruises. David’s passion, drive and leadership have enabled us to accomplish an extraordinary amount in a short period of time.”

David Giersdorf commented, “I am extremely proud of the efforts and contributions of the terrific team of individuals who have helped launch the company and support these great cruise brands and the completely unique experiences they provide. For me, this has truly been an act of creation and a great joy. I have greatly enjoyed working with Joe in launching this company and look forward to continuing to work with him and the management team in ensuring a very successful transition to the next phase of the company’s development.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information

For further information please contact: Laura Tuthill of Ambassadors International, Inc. at (949) 759-5900.